EXHIBIT 24
POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the undersigned constitutes and appoints Matthew R. Broad and A. Noni Holmes-Kidd and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K for the fiscal year ended May 25, 2025 and any and all amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as might or could be done in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed effective as of the 18th day of June, 2025, by the following persons.

By: /s/ Margaret Shân Atkins Margaret Shân Atkins	By: /s/ Daryl A. Kenningham Daryl A. Kenningham
By: /s/ Ricardo Cardenas Ricardo Cardenas	By: /s/ William S. Simon William S. Simon
By: /s/ Juliana L. Chugg Juliana L. Chugg	By: /s/ Charles M. Sonsteby Charles M. Sonsteby
By: /s/ James P. Fogarty James P. Fogarty	By: /s/ Timothy J. Wilmott Timothy J. Wilmott
By: /s/ Cynthia T. Jamison Cynthia T. Jamison